Exhibit 99.1

FINISH LINE REPORTS RECORD SECOND QUARTER EARNINGS

* Second quarter net income up 19% to a record $20.8 million

* Revenue rose 19% to $570.1 million for the six months

* Net income increased 30% to a record $31.4 million for the six months

INDIANAPOLIS— September 23, 2004—Alan H. Cohen, Chief Executive Officer of The Finish Line, Inc. (NASDAQ:FINL) announced earnings for the second quarter representing the thirteen weeks ended August 28, 2004.

SECOND QUARTER RESULTS:

Net sales increased 15% (fifteen percent) to $312.2 million for the thirteen weeks ended August 28, 2004 (the “second quarter” or “Q2”) compared to $270.8 million reported for the thirteen weeks last year ended August 30, 2003 (“Q2 LY”). Comparable store net sales increased 6% (six percent) for Q2 on top of an increase of 21% (twenty-one percent) reported for Q2 LY.

Net income for Q2 was $20.8 million ($.85 per diluted share) an increase of 19% versus net income of $17.5 million for Q2 LY ($.73 per diluted share). Diluted weighted average shares outstanding were 24,613,197 for the thirteen weeks ended August 28, 2004, versus 24,036,571 shares outstanding for Q2 LY.

YEAR-TO-DATE RESULTS:

Net sales increased 19% (nineteen percent) to $570.1 million for the twenty-six weeks ended August 28, 2004 (“YTD”) compared to $478.6 million for the twenty-six weeks last year ended August 30, 2003 (“YTD LY”). Comparable store net sales increased 10% (ten percent) for YTD on top of an 18% (eighteen percent) increase reported for YTD LY.

Net income for YTD was $31.4 million ($1.27 per diluted share) an increase of 30% versus net income for YTD LY of $24.1 million ($1.01 per diluted share). Diluted weighted average shares outstanding were 24,636,504 for the twenty-six weeks ended August 28, 2004, versus 23,857,126 shares outstanding for YTD LY.

Mr. Cohen stated, “We are pleased to report a 19% increase in net income for the second quarter of Fiscal 2005. We continue to improve operating profit with gross profit margin increasing 100 basis points (product margins increasing 60 basis points and occupancy costs improving 40 basis points), from Q2 LY. SG&A expenses increased 70 basis points versus Q2 LY primarily related to increased marketing costs in our continued effort to build Finish Line’s brand awareness and drive traffic in stores and online. Our sales performance has been strong for the first three weeks of September, and our inventory is well positioned for our third quarter.”

Merchandise inventories were $241.4 million at August 28, 2004 compared to $188.9 million at August 30, 2003. On a per square foot basis, merchandise inventories at the end of Q2 increased approximately 17% (seventeen percent) compared to one year ago.

The Company operated 564 stores at August 28, 2004, an increase of 11% (eleven percent) over the 510 stores operated one year ago. Year-to-date, the Company has opened 35 new stores (of the planned 70 new stores), remodeled 14 existing stores and closed 2 stores. Total retail square footage increased 9% (nine percent) to 3,247,000 at August 28, 2004 versus 2,984,000 square feet at the end Q2 LY.

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Friday, September 24th. Interested parties may participate in the call by calling 1-706-634-5566 (conference leader is Steve Schneider and conference ID# is 9578822). Those interested in listening to the call on the web can do so at www.finishline.com.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 9578822). This replay will be available commencing at approximately 9:45 ET on Friday, September 24th and will remain available through September 27th. In addition, the replay will be available on the web at www.finishline.com.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of athletic footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 569 stores in 46 states and online. To learn more about Finish Line, go to www.finishline.com.

The Finish Line, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share and store data)

	Thirteen Weeks Ended August 28, 2004	Thirteen Weeks Ended August 30, 2003	Twenty-six Weeks Ended August 28, 2004	Twenty-six Weeks Ended August 30, 2003
Net sales	$312,162	$270,789	$570,128	$478,594
Cost of sales (including occupancy expenses)	209,431	184,379	389,131	331,473

Gross profit	102,731	86,410	180,997	147,121
Selling, general, and administrative expenses	69,372	58,103	130,817	108,628
Interest income(net)	232	130	458	330

Income before income taxes	33,591	28,437	50,638	38,823
Income taxes	12,765	10,910	19,243	14,753

Net income	$20,826	$17,527	$31,395	$24,070

Diluted weighted average shares outstanding	24,613	24,037	24,637	23,857

Diluted net income per share	$0.85	$0.73	$1.27	$1.01

Dividends declared per share	$0.05	$—	$0.05	$—

Number of stores open at end of period			564	510

Condensed Consolidated Balance Sheet

	August 28, 2004	August 30, 2003	February 28, 2004
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$65,839	$86,491	$77,077
Marketable securities	41,050	20,000	18,775
Merchandise inventories, net	241,371	188,853	192,599
Other current assets	15,768	19,692	9,087
Property and equipment, net	132,953	111,428	122,474
Other assets	2,978	5,857	5,541

Total assets	$499,959	$432,321	$425,553

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$135,590	$134,151	$93,334
Deferred rent payments	8,893	8,960	8,893
Shareholders’ equity	355,476	289,210	323,326

Total liabilities and shareholders’ equity	$499,959	$432,321	$425,553

Investor Relations Contact:

The Finish Line, Inc., Indianapolis

Kevin S. Wampler, 317/899-1022 ext 6914

Executive Vice President - Chief Financial Officer

Media Requests Contact:

Elise Hasbrook, 317/899-1022 ext 6827

Corporate Communications Manager